NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

NONCOMPETITION, SEVERANCE AND EMPLOYMENT AGREEMENT

THIS NONCOMPETITION, SEVERANCE AND EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 19th day of June, 2019, by and between J.B. Schwiers, an individual (the “Employee”), and GrandSouth Bank, a South Carolina corporation (the “Bank”), a wholly-owned subsidiary of GrandSouth Bancorporation, also a South Carolina corporation (the “Company”).

WHEREAS the Bank currently employs the Employee as its President and Chief Executive Officer; and

WHEREAS the Bank desires to provide the Employee with the severance benefits described herein in consideration for the Employee’s restrictive covenants contained herein; and

WHEREAS the Employee is willing to accept the employment contemplated herein under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Employment. Subject to the terms and conditions hereof, the Bank hereby employs the Employee and Employee hereby accepts such employment the Bank’s President and Chief Executive Officer having such duties and responsibilities as are set forth in Section 3 below.

2.           Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

2.1          “Change of Control” shall mean the occurrence during the Term of any of the following events:

(a)           An acquisition (other than directly from the Bank) of any voting securities of the Bank (the “Voting Securities”) by any one Person, or more than one Person acting as a group, immediately after which such Person or group has ownership of more than 50% of the combined voting power of the Bank’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Bank or (y) any corporation or other Person or group of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Bank (a “Subsidiary”), (ii) the Bank or any Subsidiary, or (iii) any Person or group in connection with a “Non-Control Transaction” (as hereinafter defined); or

(b)           The date a majority of the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Bank (the “Incumbent Board”) are replaced for any reason during any twelve-month period; provided, however, that if the election, or nomination for election by the Bank’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(c)           A merger, consolidation or reorganization involving the Bank, unless

(1)	the stockholders of the Bank, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”), and

(2)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation.

(A transaction described in clauses (c)(l) and (2) shall herein be referred to as a “Non-Control Transaction”); or

(d)           The sale or other disposition of all or substantially all of the assets of the Bank to any Person (other than a transfer to a related person as set forth in 26 C.F.R. 1.409A-3(i)(5)(vii)(B)) over a consecutive 12- month period.

2.2          “Cause” shall mean:

(a)           any act that (i) constitutes, on the part of the Employee, fraud, dishonesty, failure to follow the directives or implement the policies of the Board of Directors, violation of any state or federal law or regulation applicable to the Bank, malfeasance of duty, conduct inappropriate to the Employee’s office, or breach of this Agreement, and (ii) is demonstrably likely to lead to significant injury to the Bank or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee at the expense, direct or indirect, of the Bank or its customers; or

(b)           the indictment or conviction of the Employee for a felony;

or

(c)           the suspension or removal of the Employee by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; or

(d)           the commission by the Employee of any serious, repeated or continued act or series of repeated actions (“Course of Conduct”) of neglect, harassment, incompetence or misconduct in the performance of his duties which Course of Conduct he has failed to correct within sixty (60) days of receipt of written notice thereof; or

(e)           a Course of Conduct by Employee of failing to abide by the policies and procedures adopted by the Board of Directors which Course of Conduct he has failed to correct within sixty (60) days of receipt of written notice thereof;

provided, however, that in the case of clause (a) above, such conduct shall not constitute Cause:

(x)              unless (i) there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Board of Directors believes the Employee’s conduct meets the criteria set forth in clause (a); (ii) the Employee shall have been provided the opportunity to be heard in person by the Board of Directors (with assistance of the Employee’s counsel if the Employee so desires); and (iii) after such opportunity to be heard, the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board of Directors (other than the Employee); or

(y)             if such conduct (i) was believed by the Employee in good faith to have been in, or not opposed to, the interests of the Bank, and (ii) was not intended to, and did not, result in the direct or indirect gain to or personal enrichment of the Employee.

2.3          “Confidential Information” shall mean all business and other information relating to the business of the Bank, including without limitation, technical or non-technical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

2.4          “Disability” or “Disabled” shall mean (a) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (c) the Employee has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or (d) the Employee has been determined to be disabled in accordance with a disability insurance program provided by the Bank and in which Employee participates, provided that the definition of disability applied under such disability insurance program complies with the requirements of (a) or (b) listed above.

2.5          A voluntary termination by the Employee shall be considered an involuntary termination with “Good Reason” if any of the following occurs without the Employee’s advance written consent, and the term “Good Reason” shall mean the occurrence of any of the following without the Employee’s advance written consent: (i) a material diminution of the Employee’s base compensation; (ii) a material diminution of the Employee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report; (iv) a material diminution in the budget over which the Employee retains authority; (v) a material change in the geographic location at which the Employee must perform services for the Bank; or (vi) any other action or inaction that constitutes a material breach by the Bank of this Agreement. In order to qualify as a voluntary termination for Good Reason, (x) the Employee must give notice to the Bank of the existence of one or more of the conditions described in (i)- (vi) above within 90 days after the initial existence of the condition, and the Bank shall have 60 days thereafter to remedy the condition, and (y) the termination of employment must occur within twelve months following a Good Reason.

2.6          “Person” shall mean any individual, corporation, bank, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

3.           Duties. During the Term hereof, the Employee shall have such duties and authority as are typical of the President and Chief Executive Officer of the Bank, including, without limitation, those specified in the Bank’s Bylaws and those assigned by the Board of Directors. The Employee shall report to the Board of Directors of the Bank and shall perform such ancillary administrative duties as the Board of Directors shall assign. Employee’s duties shall be performed at the main office of the Bank located in the Greenville - Anderson, SC MSA as the Board of Directors shall require. Employee agrees that during the Term hereof, he will devote his full time, attention and energies to the diligent performance of his duties. Employee shall not, without prior written consent of the Bank, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Bank, (ii) engage in any venture or activity which the Bank may in good faith consider to be competitive with or adverse to the business of the Bank or of any affiliate of the Bank, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board of Directors of the Bank may in good faith consider to interfere with Employee’s performance of his duties hereunder.

4.           Term. Unless earlier terminated as provided herein, the Employee’s employment hereunder shall be for a rolling term of three years (the “Term”) commencing on the date hereof, with compensation to be effective as of the date of this Agreement. This Agreement shall be deemed to extend each day for an additional day automatically and without any action on behalf of either party hereto; provided, however, that either party may, by notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the three years following the date of such notice, and this Agreement shall terminate upon the expiration of such Term. If no such notice is given and this Agreement is terminated pursuant to Section 5 hereof, for the purposes of calculating any amounts payable to the Employee as a result of such termination, the remaining Term of this Agreement shall be deemed to be three years from the date of such termination.

5.           Termination. This Agreement may be terminated as follows:

5.1   By the Bank. The Bank shall have the right to terminate the Employee’s employment hereunder at any time during the Term hereof for any reason or for no reason, including, without limitation, (i) for Cause, (ii) if the Employee becomes Disabled, or (iii) upon the Employee’s death.

5.1.1    If the Bank terminates Employee’s employment under this Agreement for Cause or as a result of Employee’s Disability or death, the Bank’s obligations hereunder shall cease as of the date of termination without prejudice to any vested rights provided hereunder.

5.1.2   If the Bank terminates Employee’s employment other than for Cause and other than as a result of Employee’s Disability or death, Employee shall be entitled to receive, as severance, immediately upon such termination, the compensation and benefits provided in Section 6 hereof that would otherwise be payable over the three years subsequent to such termination.

5.1.3   If the Bank terminates the Employee’s employment other than for Cause and other than as a result of Employee’s Disability or death, (A) all rights of Employee pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Employee shall be deemed to be credited with service with the Bank for such remaining Term for the purposes of the Bank’s benefit plans, including, without limitation, any restricted stock agreements hereafter entered into with Employee.

5.1.4    For purposes of determining severance payments pursuant to Sections 5.1.2 and 5.2.2, (i) the amount of annual salary shall be deemed to be the annualized salary being paid immediately prior to the termination, (ii) the annual amount of unfixed compensation (such as a bonus) shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, and (iii) the annual amount of benefits shall be deemed to be the sum of the costs to the Bank of providing the benefits to the Employee for the twelve month period ending immediately prior to the termination.

5.2          By Employee. Employee shall have the right to terminate his employment hereunder at any time during the Term hereof for any reason or for no reason, including, without limitation, (i) voluntarily for Good Reason, or (ii) in the event of a material breach of this Agreement by the Bank; provided, however, in the event of a material breach of this Agreement by the Bank, the Employee shall have given the Bank written notice of the breach within 90 days thereof and the Bank shall have failed to cure the breach within 60 days after such notice is given (a “Material Breach”).

5.2.1   If Employee terminates his employment hereunder other than for Good Reason and other than as a result of a Material Breach, the Bank’s obligations under this Agreement shall cease as of the date of such termination and, unless there shall have been a Change of Control within the prior twelve months, Employee shall be subject to the non-competition provisions set forth in section 10 hereof.

5.2.2   If Employee terminates his employment hereunder for Good Reason or as a result of a Material Breach, Employee shall be entitled to receive as severance, immediately upon such termination, the compensation and benefits provided in Section 6 hereof that would otherwise be payable over the three years subsequent to such termination.

5.2.3    In addition, in the event of a Change in Control or termination for Good Reason or as a result of a Material Breach, (A) all rights of Employee pursuant to awards of share grants or options granted by the Bank shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Employee shall be deemed to be credited with service with the Bank for the remaining Term for the purposes of the Bank’s benefit plans.

5.3          Severance Due Upon Change In Control Regardless of Termination. Employee shall be due severance described above upon a Change in Control regardless of whether Employee terminates. In addition, following a Change in Control, Employee shall be entitled to the benefit described in Section 5.2.3.

5.4          Timing of Payments. Any payments required to be made under this Section 5 shall be made within five days after termination of employment or Change in Control, except to the extent Section 22 of this Agreement applies.

6.           Compensation. In consideration of Employee’s services and covenants hereunder, Bank shall pay to Employee the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Bank and shall be subject to such deductions and withholdings as are required by law or policies of the Bank in effect from time to time, provided that his salary pursuant to section 6.1 shall be payable not less frequently than monthly):

6.1           Annual Salary. During the Term hereof, the Bank shall pay to Employee a salary at a rate of$375,000 per annum. Employee’s salary will be reviewed by the Board of Directors of the Bank at the beginning of each of its fiscal years and, in the sole discretion of the Board of Directors, may be increased for such year.

6.2          Annual Incentive Bonus. During the Term hereof, Employee shall also be eligible for additional performance based compensation as determined by the Board of Directors of the Bank.

6.3          Stock Options. During the Term hereof, the Board of Directors of the Company may grant Employee options to purchase Company common stock in accordance with the terms of the Company’s stock option plan.

6.4          Other Benefits. Employee shall be entitled to share in any other employee benefits generally provided by the Bank to its similarly situated employees for so long as the Bank provides such benefits.

6.5          Employee’s Right To Benefits Absolute. The right of the Employee to receive the benefits set forth in this Agreement shall be absolute and not subject to any right of set-off or counterclaim the Bank may have against Employee.

7.           Accelerated Vesting of Employee’s Stock Options. Anything set forth herein to the contrary notwithstanding, Employee’s stock options shall vest immediately upon the occurrence of a Change of Control, even if the Employee remains employed with the Bank after a Change of Control. However, to the extent that this Agreement is inconsistent with the Company’s Stock Option Plan, the terms of the Stock Option Plan shall control. Moreover, anything set forth herein to the contrary notwithstanding, Employee shall have a minimum of one year from the date of vesting to exercise such stock option rights.

8.           Parachute Payments.

8.1          FDIC Limitations. Notwithstanding any other provision of this Agreement, if any payment provided for in this Agreement would, if paid, constitute a “golden parachute payment” as defined in 12 C.F.R. § 359.l(f) as in effect on the date of this Agreement, the obligation of the Bank to make such payment shall be subject to an additional condition that the circumstances which cause the payment to be a “golden parachute payment” shall have ceased to exist but such payment will become payable in full at such time as the condition is met together with interest at the prime rate, compounded annually, from the date such payment would have been due had it not been a “golden parachute payment” until paid.

8.2          IRS Limitations. The parties acknowledge and agree that, notwithstanding anything in any and all other agreements, plans, programs and arrangements to the contrary, in the event that the aggregate of all payments and benefits made or provided to the Employee under all agreements, plans, programs and arrangements of one or more of the Bank, any of its direct or indirect subsidiaries, and any person or entity with respect to which the Bank is a direct or indirect subsidiary, and any person or entity that is a successor to any or all of the foregoing pursuant to a merger or otherwise (the “Aggregate Payment”) constitutes an excess parachute payment, as such term is defined in Section 280G(b) of the Internal Revenue Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Bank (or its applicable successor), in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that would trigger the applicable excise tax, until the amount of the remaining Aggregate Payment is one hundred dollars ($100.00) less than the amount that would constitute an excess parachute payment. The determinations required to be made under this paragraph, and the assumptions to be utilized in arriving at such determinations, shall be made by the Bank or by a “Tax Advisor” designated by the Bank (which Tax Advisor shall be a law firm, compensation consultant or accounting firm appointed by the Bank), and the Bank shall direct the Tax Advisor to, as applicable, provide its determinations and any supporting calculations to the Employee.

9.           Confidentiality.

9.1          Bank Confidential Information. Employee acknowledges that, prior to and during the term of this Agreement, the Bank has furnished and will furnish to Employee, and the Employee will develop for the benefit of the Bank, Confidential Information which could be used by Employee on behalf of a competitor of the Bank to the Bank’s substantial detriment. Employee acknowledges that Confidential Information is the sole property of the Bank. In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the Bank’s legitimate business interests and goodwill. Employee agrees that he shall protect the Bank’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information; provided, however, that Employee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Employee will, if permitted to do so under applicable law, promptly notify the Bank of such order or subpoena to provide the Bank an opportunity to protect its interests. Upon the termination or expiration of his employment hereunder, the Employee agrees to deliver promptly to the Bank all Bank files, customer lists, management reports, memoranda, research, Bank forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Bank’s equipment and other materials in his possession or control. This provision shall survive for 24 months after termination of employment of Employee with the Bank.

9.2          Third Party Confidential Information. Employee shall also hold in the strictest confidence all confidential or proprietary information that the Bank has received from any third party to which it is the Bank’s obligation to maintain the confidentiality of such information and to use it only for certain limited purposes, and Employee shall not disclose such information to any person, firm or corporation or use it except as necessary in carrying out Employee’s work for the Bank consistent with the Bank’s agreement with such third party.

10.         Restrictive Covenants. In consideration of this Agreement, and the severance benefits offered herein, Employee agrees that during the Term of this Agreement, and, in the event Employee voluntarily terminates his employment with the Bank without Good Reason prior to a Change of Control or the Board of Directors terminates the Employee’s employment for Cause:

10.1         Non-Competition. Employee shall not, and for a period of two years following termination of employment shall not, as described in this Section 10, serve as an officer, director, shareholder, owner, part owner or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, in any Competitive Business in the Territory, as defined in Sections 10.4 and 10.5 herein. Notwithstanding the foregoing sentence, this non-competition language is not intended to prevent Employee from accepting employment with a Competitive Business, provided that the Bank receives, prior to Employee’s acceptance of such employment, separate written assurances, reasonably satisfactory to the Bank, from such Competitive Business and from Employee, that Employee shall not use Confidential Information of the Bank to directly or indirectly engage in competition with the Bank in the Territory.

10.2         Non-Solicitation of Employees. Employee shall not, for a period of two years following termination of employment, as described in this Section 10, call upon any person who is, at that time, an employee or consultant of the Bank or any affiliate, for the purpose or with the intent of enticing such employee or consultant away from or out of the employ or contract with the Bank or any affiliate. This covenant shall not prevent Employee from hiring current or future employees of the Bank who have terminated such employment without solicitation or collusion by or with Employee.

10.3         Non-Solicitation of Bank Customers. Employee shall not, and for a period of two years following termination of employment shall not, as described in this Section 10, interfere or attempt to interfere with any Person which is, at that time, or which has been within two years prior to that time, in a business relationship with the Bank and/or is a customer of the Bank, for the purpose of soliciting or selling Competitive Services or Products on behalf of a Competitive Business within the Territory.

10.4         The Territory. For purposes of this Section 10, the Territory shall mean Greenville - Anderson, SC MSA.

10.5         Competitive Business: Competitive Services or Products. For purposes of this Section 10, “Competitive Business” means any insured depository institution or other Person that markets and sells Competitive Services or Products. “Competitive Services or Products” means commercial and retail loans and extensions of credit that may be lawfully made by the Bank.

10.6         Severability. Each Restrictive Covenant in this Section 10 is completely severable and independent; if any of the restrictions set forth above are determined to be unenforceable, or unenforceable in any of the geographic areas set forth above, the parties intend that the restrictions set forth above shall continue to apply to the remaining geographic areas set forth above, and that the other restrictions set forth above shall continue to apply.

10.7        Termination Following Change of Control. In the event that Employee’s employment is terminated for any reason following a Change of Control (whether by the Bank or Employee), it is expressly acknowledged that there shall be no limitation on any competitive activity of Employee, including direct competition with the Bank or its successor, and the Bank shall not be entitled to injunctive relief with respect to any such competitive activities of Employee.

10.8        Reasonable Restraint. Employee agrees:

(a)	That these restrictive covenants are reasonable as to time, business scope and geographical area;

(b)	That valuable consideration therefor has been received by Employee from the Bank;

(c)	That the protection afforded to the Bank hereunder is necessary for the Bank reasonably to protect its legitimate business interests; and

(d)	That if he chooses, Employee is fully capable of maintaining gainful employment after termination of employment with the Bank and while bound by the provisions of these restrictive covenants.

10.9        Equitable Relief. Because of the difficulty of measuring economic losses to the Bank as a result of a breach of the covenants in this Section 10 and because of the immediate and irreparable damage that could be caused to the Bank for which it would have no other adequate remedy, Employee understands and agrees that the foregoing covenants may be enforced by injunctions, restraining orders and other equitable actions.

11.         Contracts or Other Agreements with Former Employer or Business. Employee represents that he is not and will not become a party to any non-competition agreement or non-solicitation agreement or any other agreement which would prohibit him from entering into this Agreement or prohibit or impair his ability to provide the services for the Bank contemplated by this Agreement on or after the date hereof.

12.         Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that this Agreement may not be assigned or transferred by Employee, in whole or in part, without the prior written consent of the Bank.

13.         Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Bank:	GrandSouth Bank
P.O. Box 6548 Greenville,
S.C. 29606
Attn: Chairman of the Board

To Employee:	J.B. Schwiers
500 West Butler Road
Greenville, SC 29607

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

14.         Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

15.         Remedies. The Employee acknowledges that if the breaches or threatens to breach his covenants and agreements in Sections 9 and 10 of this Agreement, such actions may cause irreparable harm and damage to the Bank which could not be compensated by monetary damages alone. Accordingly, if Employee breaches or threatens to breach Section 9 or Section 10 of this Agreement, the Bank shall be entitled to injunctive relief, in addition to any other rights or remedies of the Bank.

16.         Arbitration. Any dispute or controversy, other than a claim for injunctive relief pursuant to Section 15 hereof, arising under or in connection with this Agreement shall be settled exclusively by arbitration in Greenville, South Carolina, by three arbitrators in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Bank shall bear all costs and expenses of the arbitrators and AAA arising in connection with any arbitration proceeding pursuant to this Section.

17.         Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other terms or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

18.         Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the parties hereto.

19.         Governing Law. The validity and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

20.         Right to Advice of Counsel. Employee acknowledges that he has had the right to consult with counsel and is fully aware of Employee’s rights and obligations under this Agreement.

21.         Integration; Successors and Assigns. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

22.         Section 409A Savings Clause. Despite any contrary provision of this Agreement, if when the Employee’s employment terminates the Employee is a “specified employee,” as defined in section 409A of the Internal Revenue Code, and if any payments or benefits under this Agreement will result in additional tax or interest to the Employee because of section 409A, the Employee shall not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Employee’s employment for reasons other than the Employee’s death, (y) the date of the Employee’s death, or (z) any earlier date that does not result in additional tax or interest to the Employee under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of delayed payments shall be paid to Employee in a single lump sum. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations and guidance of general application issued by the Department of the Treasury under such Section 409A.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties have executed this Noncompetition, Severance and Employment Agreement as of the day and year first above written.

WITNESSES:	Employee

J. B. Schwiers

GrandSouth Bank

By: Mason Y. Garrett
Chairman of the Board
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